Exhibit 99.1

Press Release
New York Times Chief Financial Officer Roland Caputo Plans To Retire

NEW YORK, December 12, 2022 – The New York Times Company announced today that Roland A. Caputo, executive vice president and chief financial officer, plans to retire next year. He will continue to serve as C.F.O. until his successor is identified, and is expected to stay on through a transition period.

“For more than three decades, Roland has played a critical role across our operational, finance and strategy organizations. His strategic insights, commitment to operational excellence and financial discipline have been critical to the company’s success, helping to transform The New York Times into the company we are today, the most successful digital news subscription business in the world,” said Meredith Kopit Levien, president and chief executive officer. “As the company’s C.F.O., Roland has built and supported a strong and talented finance team, created solid relationships with the investment community and has had a constant focus on creating value for our shareholders. On a personal note, he’s been a trusted adviser to me and the publisher; we will both miss his partnership and wish him all the best in his next chapter.”

Roland said, “It has been a privilege and an honor to work for The New York Times Company for over three decades. I’ve been lucky enough to be part of and a witness to the company’s growth, scale and evolution across all parts of the business, and look forward to its continued success while I read my daily subscription, make my favorite New York Times Cooking recipes, read The Athletic’s N.H.L. coverage, solve The Crossword and play Wordle and Spelling Bee.”

The company has retained a leading executive search firm to help identify Roland’s successor.

Roland has served in a variety of operational, financial and strategic roles during his 36-year tenure at The New York Times Company. He joined The Times in 1986 as a financial analyst. Over the next decade, he was instrumental in making The New York Times a national newspaper and championed innovations across the print organization. In 2008, as senior vice president and chief financial officer of The New York Times Media Group, he helped shepherd our core print-based business to recover from a deep recession. While serving as executive vice president, print products and services, he helped craft the road map for our digital transformation that underpins our current strategy. In 2018, Roland was named executive vice president and chief financial officer of The New York Times Company.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than nine million subscribers accounting for more than 10 million subscriptions across a diverse array of print and digital products — from news to cooking to games to sports — The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

This press release can be downloaded from www.nytco.com.

Media:     Danielle Rhoades Ha, 212-556-8719; Danielle.Rhoades-Ha@nytimes.com

Investors:     Harlan Toplitzky, 212-556-7775; investor.relations@nytimes.com